Exhibit 99.1

Contact: Susan Filyk Investor Relations 210.308.1286 sfilyk@usfunds.com

For Immediate Release

U.S. Global Investors Purchases Additional Interest in Toronto-Based

Galileo Global Equity Advisors Inc.

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SAN ANTONIO—June 30, 2014—U.S. Global Investors, Inc. (Nasdaq: GROW), a boutique registered investment adviser specializing in natural resources and emerging markets, announced today that the company has completed its purchase of an additional 15 percent interest in Galileo Global Equity Advisors Inc. (Galileo). This strategic investment brings U.S. Global Investors’ ownership, through its wholly-owned subsidiary U.S. Global Investors (Canada) Ltd., to approximately 65 percent of the issued and outstanding shares of Galileo.

“We are very pleased to build upon our strategic partnership with Galileo and believe the firm is well positioned for continued success and growth in Canada,” said Frank Holmes, CEO and Chief Investment Officer of U.S. Global Investors. “This relationship empowers Galileo’s management team to build the business with our additional investment capital and money management and marketing support. Additionally, we benefit from the sharing of intellectual capital and Galileo’s proven track record in fund management.”

Michael Waring, Galileo’s President, CEO and Chief Investment Officer, will continue to manage the business and maintain responsibility for the investment management activities of the company, including management of the Galileo Mutual Funds. Waring will hold 35 percent of the outstanding shares of Galileo.

June 30, 2014

“We like investing in proven, seasoned portfolio managers who have weathered many market cycles, adapted to changes in capital formation models and delivered superior risk adjusted returns. Michael Waring is passionate about small cap value stocks and has decades of industry experience. We have great respect for the experience and talent of the management team at Galileo,” said Holmes. Galileo has received numerous awards for outstanding fund performance.

About Galileo Global Equity Advisors Inc.

Founded in 2000 by Michael Waring, Galileo delivers investment advisory and portfolio management services to institutional clients including pension funds, high net worth individuals, corporations and trusts. It also manages the Galileo Mutual Funds (www.galileofunds.ca), which are represented across Canada by independent financial advisors. Galileo manages approximately 268 million Canadian dollars in assets as of May 31, 2014.

About U.S. Global Investors, Inc.

U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory and other services to U.S. Global Investors Funds and other clients.

With an average of $1 billion in assets under management in the quarter ended March 31, 2014, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options.

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